Exhibit 5(b)

AMENDED AND RESTATED

DISTRIBUTION PLAN

CLASS III SHARES OF BLACKROCK VARIABLE SERIES FUNDS, INC.

PURSUANT TO RULE 12b-1

AMENDED AND RESTATED DISTRIBUTION PLAN made as of the 1st day of October, 2008, and amended and restated as of the 14th day of April, 2015, by and between BLACKROCK VARIABLE SERIES FUNDS, INC., a Maryland corporation (the “Company”), on behalf of each of its series listed on Exhibit A as such Exhibit may be amended from time to time (each a “Portfolio”), and BlackRock Investments, LLC (formerly BlackRock Investments, Inc.), a Delaware corporation (the “Distributor”).

WITNESSETH:

WHEREAS, the Company engages in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Directors of the Company (the “Directors”) are authorized to establish separate series relating to separate portfolios of securities, and the Directors have established and designated the Portfolios as series of the Company; and

WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

WHEREAS, the Company, on behalf of each Portfolio, has entered into a Distribution Agreement with the Distributor, pursuant to which the Distributor acts as a distributor and representative of the Company in the offer and sale of shares of the common stock, par value $0.10 per share, of each Portfolio, including the Class III shares of common stock of each Portfolio (collectively, the “Class III Shares”); and

WHEREAS, on October 1, 2008, the Company, on behalf of each Portfolio, adopted a Distribution Plan (the “Original Plan”) pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which each Portfolio was authorized to pay a distribution fee to, or at the direction of, a Distributor in connection with the distribution of Class III Shares of the Portfolios; and

WHEREAS, the Company, on behalf of each Portfolio, desires to amend and restate the Original Plan to permit the payment of distribution fees to broker-dealer affiliates of the Participating Insurance Companies (as defined below) (the “Amended and Restated Plan” or the “Plan”); and

WHEREAS, Class III Shares of the Portfolios are sold to the separate accounts (“Separate Accounts”) of various insurance companies (the “Participating Insurance Companies”) that issue variable annuities and/or variable life insurance contracts (the “Contracts”); and

WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of this Amended and Restated Plan will benefit the Company and its Class III shareholders.

NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, this Amended and Restated Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

1.                  The Company hereby authorizes the Distributor to arrange for the Company to enter into Sub-Agreements substantially in the form attached hereto with Participating Insurance Companies and/or their broker-dealer affiliates (“Insurance Company Affiliates”). Such Sub-Agreements shall provide that the Participating Insurance Companies and/or Insurance Company Affiliates shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Paragraph 4 hereof.

2.                  Upon effectiveness of this Plan with respect to the Class III Shares of a Portfolio, the Company, on behalf of such Portfolio, shall pay to each of the Participating Insurance Companies or Insurance Company Affiliates, as applicable, a distribution fee under the Plan at the end of each month equal to 0.25% of the average daily net asset value of the Class III Shares of such Portfolio held by the Participating Insurance Company. Such distribution fee shall be paid to the Participating Insurance Companies or Insurance Company Affiliates as compensation for providing distribution-related and/or shareholder services to Contract holders, including, but not limited to the following:

(a)	printing and mailing of prospectuses relating to the Portfolios, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Contract holders;
(b)	services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Portfolios and including materials intended for use within the Participating Insurance Company, or for broker-dealer only use or retail use;
(c)	holding seminars and sales meetings designed to promote the distribution of the Class III Shares of the Portfolios;
(d)	obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Company and the Portfolios, including the performance of the Portfolios;
(e)	training sales personnel regarding the Company and the Portfolios;

(f)	compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Company;
(g)	providing personal services and/or maintenance of the accounts of the Contract holders with respect to Class III Shares of the Portfolios attributable to such accounts; and
(h)	financing any other activity that the Company’s Board of Directors determines is primarily intended to result in the sale of the Class III Shares.

3.                  Only distribution expenditures properly attributable to the sale of Class III Shares of a Portfolio will be used to justify any fee paid by the Company with respect to that Portfolio pursuant to this Plan, and, to the extent that such expenditures relate to more than one Portfolio, the expenditures will be allocated between or among the affected Portfolios in a manner deemed appropriate by the Board of Directors of the Company.

4.                  The Distributor shall provide the Company for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period.

5.                  This Plan shall not take effect until it has been approved, together with the provisions of any related agreements, by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not “interested persons” of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

6.                  This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 5.

7.                  This Plan may be terminated with respect to a Portfolio at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding Class III voting securities of that Portfolio.

8.                  This Plan may not be amended to increase materially the rate of distribution payments provided for in Paragraph 2 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 5 hereof and by a vote of at least a majority of the outstanding Class III voting securities, as defined in the Investment Company Act, of each Portfolio affected by the amendment, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal of Paragraph 5 hereof.

9.                  While this Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Company shall be committed to the discretion of the Directors who are not interested persons.

10.              The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 4 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

********************

IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By: /s/ John Perlowski
Name: John Perlowski

Title:   President and Chief Executive Officer

BLACKROCK INVESTMENTS, LLC

By: /s/ Melissa Walker
Name: Melissa Walker

Title:   Vice President and Assistant Secretary

EXHIBIT A

CLASS III SHARES

Name of Fund	Service/Account Maintenance Fee	Distribution Fee
BlackRock Capital Appreciation V.I. Fund	None	0.25%
BlackRock Basic Value V.I. Fund	None	0.25%
BlackRock Equity Dividend V.I. Fund	None	0.25%
BlackRock Global Allocation V.I. Fund	None	0.25%
BlackRock Global Opportunities V.I. Fund	None	0.25%
BlackRock U.S. Government Bond V.I. Fund	None	0.25%
BlackRock High Yield V.I. Fund	None	0.25%
BlackRock International V.I. Fund	None	0.25%
BlackRock Large Cap Core V.I. Fund	None	0.25%
BlackRock Large Cap Growth V.I. Fund	None	0.25%
BlackRock Large Cap Value V.I. Fund	None	0.25%
BlackRock Money Market V.I. Fund	None	0.25%
BlackRock S&P 500 Index V.I. Fund	None	0.25%
BlackRock Total Return V.I. Fund	None	0.25%
BlackRock Managed Volatility V.I. Fund	None	0.25%
BlackRock Value Opportunities V.I. Fund	None	0.25%
BlackRock iShares Alternative Strategies V.I. Fund	None	0.25%
BlackRock iShares Dynamic Allocation V.I. Fund	None	0.25%
BlackRock iShares Dynamic Fixed Income V.I. Fund	None	0.25%
BlackRock iShares Equity Appreciation V.I. Fund	None	0.25%

FORM OF DISTRIBUTION SUB-AGREEMENT

BLACKROCK VARIABLE SERIES FUNDS, INC. (the “Company”), on behalf of each of its series listed on Exhibit A as such Exhibit may be amended from time to time (the “Portfolios”), and _____________________ (the “[Insurance Company][Broker-Dealer Affiliate]”) mutually agree to the arrangements set forth in this Agreement (the “Agreement”) dated as of _________________.

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, BlackRock Investments, LLC (the “Distributor”) serves as the principal underwriter or distributor of each of the series of shares (the “Shares”) of the Portfolios; and

WHEREAS, [the Insurance Company][[name of insurance company of which the Broker-Dealer Affiliate is an affiliate] (the “Insurance Company”)] issues variable annuities and/or variable life insurance contracts (the “Contracts”); and

[WHEREAS, the Broker-Dealer Affiliate acts a principal underwriter of the Contracts; and]

WHEREAS, amounts invested in the Contracts by Contract holders are deposited in separate accounts of the Insurance Company which in turn purchase Class III Shares of one or more of the Portfolios, each of which is an investment option offered by the Contracts; and

WHEREAS, the [Insurance Company][Broker-Dealer Affiliate] will provide certain services to the Contract holders; and

WHEREAS, the [Insurance Company][Broker-Dealer Affiliate] desires to be compensated for providing such services to the Contract holders.

NOW, THEREFORE, the parties agree as follows:

1.                  Services. The [Insurance Company][Broker-Dealer Affiliate] shall provide the services listed below in respect of the Class III Shares of the Portfolios held by the Insurance Company’s separate accounts. Such services include, but are not limited to, the following:

(a)                printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Contract holders;

(b)               services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Portfolios and including materials intended for use within the Insurance Company, or for broker-dealer only use or retail use;

(c)                holding seminars and sales meetings designed to promote the distribution of the Class III Shares of the Portfolios;

(d)               obtaining information and providing explanations to Contract holders regarding the investment objectives and policies and other information about the Company and the Portfolios, including the performance of the Portfolios;

(e)                training sales personnel regarding the Company and the Portfolios;

(f)                compensating sales personnel in connection with the allocation of cash values and premiums of the Contract holders to the Company;

(g)               providing personal services and/or maintenance of the accounts of Contract holders with respect to Class III Shares of the Portfolios attributable to such accounts;

(h)               financing any other activity that the Company’s Board of Directors determines is primarily intended to result in the sale of the Class III Shares.

2.                  [Representations, Warranties and Covenants. The Insurance Company represents, warrants and covenants that any services described in this Agreement that are required to be performed by a registered broker-dealer will be performed by a broker-dealer affiliate of the Insurance Company that (a) is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and (b) is a member in good standing of the Financial Industry Regulatory Authority.] [Representations, Warranties and Covenants. The Broker-Dealer Affiliate represents, warrants and covenants that: (a) it is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; and (b) it is a member in good standing of the Financial Industry Regulatory Authority.]

3.                  Distribution Fee Payments. The Company agrees to pay, with respect to each Portfolio, to the [Insurance Company][Broker-Dealer Affiliate] at the end of each month an amount equal to 0.25% of the average daily net asset value of the Class III Shares of such Portfolio held by the Insurance Company’s separate accounts during that month. The [Insurance Company][Broker-Dealer Affiliate] agrees to waive the payment of any fees unless and until the Distributor has received such fees from the Company.

The [Broker-Dealer Affiliate and] Insurance Company shall provide the Distributor, at least quarterly, such information as reasonably requested by the Distributor to enable the Distributor to comply with the reporting requirements of Rule 12b-1 under the Investment Company Act (“Rule 12b-1”) regarding the disbursement of the distribution fee during such period referred to in Paragraph 4 of the Distribution Plan entered into by the Company and the Distributor pursuant to Rule 12b-1 (the “Plan”).

4.                  Termination. This Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not “interested persons” of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Company, the Plan or in any agreement related to the Plan or a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio on not more than 60 days’ written notice to the [Insurance Company][Broker-Dealer Affiliate].

5.                  Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

6.                  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered.

(a)                To the Company at ___________________, attention: ______________________; and

(b)               To the [Insurance Company][Broker-Dealer Affiliate], at ________________________, attention: ______________________________.

7.                  Miscellaneous.

(a)                Assignment. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act) or in the event of the termination of the Plan or any amendment to the Plan that requires such termination.

(b)               Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(c)                Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d)               Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof that would cause the application of laws of any jurisdiction other than those of the State of New York.

(e)                Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(f)                [Services of Insurance Company Affiliates. The Insurance Company may engage one or more affiliates to perform any services required by this Agreement, subject to determining that each such affiliate is capable of performing the services and the Insurance Company taking such measures as may be necessary to ensure that such affiliate performs the services in accordance with the terms of this Agreement and applicable law. The Insurance Company will remain responsible for all actions and omissions of affiliates performing services pursuant to this Agreement as if such actions or omissions were taken by the Insurance Company.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By: ________________________________
Name:
Title:

[INSURANCE COMPANY][BROKER-DEALER AFFILIATE].

By: ________________________________
Name:
Title: